SETTLEMENT AND MUTUAL RELEASE AGREEMENT

This Settlement and Mutual Release Agreement (this "**Agreement**") is made this 28th day of September 2020 (the "**Effective Date**") by and between Marijuana Company of America Inc., a company duly incorporated under the laws of the state of Utah and having its registered office located at 1340 West Valley Parkway, Escondido, CA 920029 ("**MCOA**"), and Global Hemp Group Inc., a company duly incorporated under the British Columbia Business Corporations Act and having its registered office located at #106-1169 Mt. Seymour Road, North Vancouver, BC V7H 2Y4 ("**GHG**"). MCOA and GHG are collectively referred to as "the **Parties**" and individually as a "**Party**."

WHEREAS, MCOA and GHG have a dispute relating to the Joint Venture Agreement between MCOA and GHG executed on or about May 8, 2018 for the formation of the joint venture entity known as Covered Bridges Acres LTD, as amended by the Amending Agreement between the Parties dated as of July 6, 2018 (collectively, the "**Joint Venture Agreement**");

WHEREAS, the Parties now desire to enter into this Agreement to settle and compromise all matters and issues in controversy among and between them relating to the Joint Venture Agreement;

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, and in consideration of the promises contained herein, the Parties hereby, intending to be legally bound, hereby agree as follows:

1. **Incorporation of Recitals**

The Recitals to this Agreement are hereby incorporated in this Agreement.

2. **Settlement Payment**

Upon execution of this Agreement by the Parties, GHG will:

(i) make a lump sum payment to MCOA of the total sum of Two Hundred Thousand US Dollars ($200,000.00 USD) (the "**Settlement Payment**") with One Hundred Twenty Five Thousand US Dollars ($125,000.000 USD) payable by no later than September 30, 2020 and the remaining Seventy Five Thousand US Dollars ($75,000.00 USD) payable by no later than November 15, 2020;

(ii) pay interest at the rate of seven percent (7%) on an annual basis with regard to the Seventy Five Thousand US Dollars ($75,000.00 USD) payable by no later than November 15, 2020;

(iii) issue to MCOA the number of shares of common stock from GHG's treasury ("**Stock**"), by no later than September 30, 2020, that equal the total amount of One Hundred Eighty-Five Thousand US Dollars ($185,000.00 USD), based on the trading price of GHG common stock on the date of this Agreement, on a non-dilutive value basis for a maximum period of one (1) year from the date of the issuance of the Stock (the "**Non-Dilutive Period**") which shall mean on the last date of the Non-Dilutive Period, GHG guarantees that the Stock held by MCOA will still have a value of One Hundred Eighty-Five Thousand US Dollars ($185,000.00 USD) or GHG will issue additional shares of GHG's common stock to MCOA to bring the value of the Stock held by MCOA equal to One Hundred Eighty-Five Thousand US Dollars ($185,000.00 USD); and

(iv) GHG will pay MCOA an additional Ten Thousand US Dollars ($10,000.00 USD) by no later than September 30, 2020 to cover a portion of MCOA's legal fees incurred as a result of this dispute.

3. Default

The failure by GHG to timely make the Settlement Payment set forth in paragraph 2

shall result in a default under this Agreement and constitute a breach of the Agreement. MCOA may grant an extension of the deadline for payment, in its sole discretion. Any such extension shall not be deemed a waiver of MCOA's right to enforce any other obligations under this Agreement including but not limited to timeliness for any other requirements under the Agreement. Any request for extension must be in writing and any approval of such request from MCOA must be in writing.

4. Confession of Judgment

In the event that GHG fails to make the Settlement Payment in full compliance with this Agreement, GHG authorizes the clerk of any court and any attorney admitted to practice before any court of record in California, to then confess judgment against GHG in favor of MCOA in the amount of $385,000.00, less any payments of cash or Stock made under this Agreement, plus post-judgment interest at the legal rate and reasonable costs and attorneys' fees. GHG consents to the jurisdiction and venue of the any California state and federal court.

5. No Admission of Liability

This settlement is a compromise of doubtful and disputed claims and that the payment, promises and/or other consideration is not to be construed as any admission of liability on the part of any of the Parties by whom liability is expressly denied.

6. Mutual Releases

MCOA, on behalf of itself and its officers, directors, shareholders, members, employees, agents, independent contractors, insurers, attorneys, successors and/or assigns, and its affiliated, parent and subsidiary companies, and their respective shareholders, officers, directors, employees and their respective successors and/or assigns releases and forever discharges GHG and its respective officers, directors, shareholders, members, employees, agents, independent

contractors, insurers, attorneys, successors and/or assigns, and its affiliated, parent and subsidiary companies, and their respective shareholders, officers, directors, employees and their respective successors and/or assigns of and from any and all claims, damages, debts, liabilities, demands, costs, expenses, interest, suits, attorneys' fees, inconveniences or any other actions or causes of action, of whatsoever kind and nature, direct or indirect, in law or in equity, whether known or unknown, suspected or unsuspected, past, present, or future, which the Parties now have, have had, or may at any time hereafter have by reason of, related to, or in respect to any matter arising from the Joint Venture Agreement, including, but not limited to, any claims that could have been asserted in litigation, in any civil, administrative, equitable, international or criminal court or tribunal or in any complaints to any agency, administrative body, board or commission.

GHG on behalf of itself and its officers, directors, shareholders, members, employees, agents, independent contractors, insurers, attorneys, successors and/or assigns, and its affiliated, parent and subsidiary companies, and their respective shareholders, officers, directors, employees and their respective successors and/or assigns releases and forever discharges MCOA and its respective officers, directors, shareholders, members, employees, agents, independent contractors, insurers, attorneys, successors and/or assigns, and its affiliated, parent and subsidiary companies, and their respective shareholders, officers, directors, employees and their respective successors and/or assigns of and from any and all claims, damages, debts, liabilities, demands, costs, expenses, interest, suits, attorneys' fees, inconveniences or any other actions or causes of action, of whatsoever kind and nature, direct or indirect, in law or in equity, whether known or unknown, suspected or unsuspected, past, present, or future, which the Parties now have, have had, or may at any time hereafter have by reason of, related to, or in respect to any matter arising from the Joint Venture Agreement, including, but not limited to, any claims that could

have been asserted in litigation, in any civil, administrative, equitable, international or criminal court or tribunal or in any complaints to any agency, administrative body, board or commission.

THE MUTUAL RELEASES SET FORTH ABOVE IN THIS SECTION 5 CONSTITUTE FULL AND FINAL RELEASES and extends to all claims relating to the Joint Venture Agreement of every nature and kind whatsoever, known or unknown, suspected or unsuspected, including but not limited to, claims for injunctive relief, attorneys' fees, and any liability, whether predicated upon statute, contract, tort or any other basis; provided, however, that nothing in this Agreement shall be deemed to release the Parties from any of their obligations under this Agreement.

7. **Non-Disparagement; Press Release; Confidentiality**

The Parties agree that they will not, directly or indirectly, defame, slander, libel, make any disparaging remarks or other similar communications regarding any other Party to this Agreement such Party's officers, directors, shareholders, members, employees, agents, representatives, affiliates, parent or subsidiaries, whether by way of writing, email or any oral mode of communication. MCOA and GHG shall announce this Agreement and the material terms hereof by means of a press release in the form attached hereto as **Exhibit A** (the "**Press Release**") to be released at a mutually agreed date and time as soon as practicable on or after the date hereof. Other than the Press Release and any required disclosure of this Agreement to the U.S. Securities and Exchange Commission or equivalent securities commission located in Canada, each Party shall keep the terms of this Agreement completely confidential, except that a Party may disclose its terms to the Party's attorney, financial advisor, lender or as may be required by law. In the event a Party discloses the terms of this Agreement to any individual or entity in accordance with this Section 6, such Party will inform any such individual of the

obligation contained in this Agreement to keep the terms of this Agreement completely confidential. If a third-party inquires of either Party about the outcome of dispute between the Parties described in this Agreement, the Parties may permissibly state that the dispute was "settled to the mutual satisfaction of the Parties," without giving details regarding the specific terms of this Agreement.

8. Miscellaneous

A. Integration. This writing constitutes the complete, final and entire understanding of the Parties hereto, and they shall not be bound by any terms, covenants, conditions or representations not expressly contained in this Agreement.

B. Modification. This Agreement may not be modified or changed orally, but only by an agreement in writing signed by the Party against whom enforcement of any such change is sought.

C. Construction. This Agreement shall be construed without regard to any presumption or other rule requiring construction against a Party who caused it to have been drafted.

D. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same Agreement. Facsimile and scanned PDF signatures are acceptable and binding and shall be construed as if an original signature.

E. Review of Agreement. Each of the Parties represents and warrants to the other that it has carefully read, and was afforded reasonable opportunity to have the contents and legal effect hereof explained fully by legal counsel of choice; and that each Party has the power and authority to execute this Agreement and does so as its own free act. The Parties further

represent and state that no promise or inducement has been made or offered except as is set forth in this Agreement and no party has the right to, nor does, rely on any prior statements of any kind in agreeing to or executing this Agreement.

F. Drafting. Both Parties have participated in the drafting and negotiation of this Agreement. For all purposes, this Agreement shall be deemed to have been drafted jointly by the Parties hereto.

G. Choice of Law and Jurisdiction. This Agreement and its substance shall be governed by and interpreted according to the laws of the state of California. The Parties expressly consent to the exclusive jurisdiction and exclusive venue of any Court of competent jurisdiction in California, and all Parties waive any defense of lack of personal jurisdiction in California. The Parties agree that, in any suit, action, or proceeding based in tort or in contract brought by any of the Parties in connection with any matters whatsoever arising out of, under or in connection with the terms of this Agreement. NO PARTY SHALL ELECT A TRIAL BY JURY WITH RESPECT TO ANY MATTER ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES SHALL AND DO HEREBY WAIVE TRIAL BY JURY TO THE FULLEST EXTENT PERMITTED BY LAW.

H. Notices and Service of Process. The Parties agree that any notice required under this Agreement and/or any service of process required by applicable law (including but not limited to any proceeding pending or initiated in the State of California) shall be mailed via private overnight courier (i.e. Federal Express or similar service) and sent via email to the Parties at the following addresses:

a. MCOA: Jesus M Quintero
Marijuana Company of America Inc.
1340 West Valley Parkway, suite 205
Escondido, CA 92029
Domincancpa@aol.com

With copy to: Indira K. Sharma, Esq.
SAUL EWING ARNSTEIN & LEHR LLP
500 E. Pratt Street, Suite 900
Baltimore, MD 21202-3133
Indira.Sharma@saul.com

b. GHG: Curt Huber
Global Hemp Group Inc.
#106-1169 Mt. Seymour Road
North Vancouver, BC V7H 2Y4
curt@globalhempgroup.com

With copy to: Michel Lebeuf, Esq.
DUNTON RAINVILLE SENCRL
Place Victoria, 43e étage
800, rue du Square Victoria
C.P. 303 – Montréal (Québec) H4Z 1H1
MLebeuf@DuntonRainville.com

The Parties agree that this method set forth in this Section 8(H) is sufficient to comply with any service of process requirements and agree to waive any challenge to service of process in the event service is completed in the manner set forth herein.

J. Attorneys' Fees and Costs: The Parties agree that in the event of any litigation arising pursuant to, or in connection with, enforcement of any provision of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys' fees and costs expended, incurred and/or billed to enforce this Agreement, including all attorneys' fees and costs for appeals.

K. Other documents. The Parties agree that each shall, on the demand of

another Party, execute any other document or instrument and do or cause to be done any other act that may be reasonably necessary or convenient to carry out the intents and purposes of this Agreement.

AS WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date and year first written above.

Marijuana Company of America Inc.	**Global Hemp Group Inc.**
By: ______________________ Signature Jesus Quintero Chief Executive Officer	By: ______________________ Signature Curt Huber President